EXHIBIT 99.1




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SYNERGY RESOURCES ANNOUNCES WATTENBERG FIELD ASSET PURCHASE, PROVIDES OPERATIONS
UPDATE, SETS FISCAL 2015 YEAR END CONFERENCE CALL

PLATTEVILLE, CO -- (Marketwired) -- 09/15/15 -- Synergy Resources Corporation (NYSE MKT: SYRG) ("Synergy" or the "Company"), an oil and gas exploration and production company focused in the Denver-Julesburg Basin, announced it has signed an agreement to purchase interests in producing wells and leasehold in the Wattenberg Field from K.P. Kauffman Company, Inc. The assets include leasehold rights for 4,300 net acres in the Wattenberg Field and non-operated working interests in 25 gross (approximately 5 net) horizontal wells in the Niobrara and Codell formations. Current net production associated with the purchased assets is approximately 1,200 barrels of oil equivalent per day
(BOED). The purchase price of the assets is $78 million, comprised of $35 million in cash and approximately 4.4 million shares of Synergy common stock, subject to closing adjustments. The transaction has an effective date of September 1, 2015 and is expected to close on or before October 30, 2015.

OPERATIONS UPDATE

During fiscal year 2015, which ended August 31st, Synergy drilled 46 gross operated horizontal wells in the Wattenberg Field and brought 38 net wells into production. As of September 1, 2015 the Company has 12 wells in inventory awaiting completion, including four standard length laterals (~4,300'), four mid-length laterals (~7,200') and four extended length laterals (~9,500'). The Company plans on completing the four mid-length laterals by the end of December.

Based upon production from the Company's operated properties and the estimates of production from non-operated properties that are still under review, the 2015 fiscal fourth quarter production should approximate 10,800 BOED, resulting in average daily production of 8,700 BOED for fiscal 2015.

The Company has one drilling rig under contract through the end of calendar 2015, which is currently drilling a pad with eight standard length lateral wells. The Company has discretion over its fiscal 2016 drilling program with no long-term drilling commitments and minimal lease expirations. Utilizing one drilling rig and associated well completions during fiscal 2016, along with wells currently awaiting completion, the Company's fiscal 2016 production should be relatively flat compared to the average daily production in Q4 of fiscal 2015. If one rig is utilized for the entire 2016 fiscal year, Synergy estimates the operated drilling capital expenditures should be approximately $120 million.

Craig Rasmuson, Chief Operating Officer of Synergy, noted, "We remain steadfast in our goal of reducing our completed well costs and are pleased to report that on average the actual costs for the eleven wells on our Cannon pad are approximately $2.5 million per well. These wells were all standard length lateral wells with 20-22 completion stages each. Nine of the wells were completed utilizing sliding sleeves and two of the wells used plug and perf. For our fiscal 2016 drilling program we are estimating that well costs for standard length laterals will range between $2.5 million and $3.0 million each. We

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continue  to  experience  a positive  impact  from lower line  pressures  in the
northern  section  of  the  Wattenberg   Field,   where  DCP  Midstream's  newly
operational Lucerne 2 Plant is located."

Lynn Peterson, President of Synergy commented, "The assets purchased in the Kauffman transaction are located in the core of the Wattenberg Field where we have existing leases and production that fit nicely into our operational footprint. Our focus remains on aggregating assets in the Wattenberg where we are achieving increasing efficiency rates in our drilling and completion activities. We are in the fortunate position of having both operational and financial flexibility, which enables us to allocate capital expenditures when we deem it is prudent."

Synergy will hold a conference call on Friday October 16th at 11 am ET (9 am MT) to discuss results for its fiscal year ended August 31st, 2015. The company plans to file its 10K and issue an earnings press release prior to the call. Synergy President Lynn Peterson, CFO James Henderson, and COO Craig Rasmuson will host the presentation, followed by a question and answer period.

Conference Call Details

Date: Friday, October 16th, 2015
Time: 11 am Eastern time (9 am. Mountain time)
Domestic Dial-In #: 877-407-9122
International Dial-In #: 201-493-6747

The conference call will be webcast simultaneously which you can access via this link: http://syrginfo.equisolvewebcast.com/q4-2015 and via the investor section of the company's web site at www.syrginfo.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, contact Rhonda Sandquist with Synergy Resources at 970-737-1073.

A replay of the call will be available after 3:00 p.m. Eastern time on the same day and until October 30th, 2015.

Domestic Toll-free Replay #: 877-660-6853
International Replay #: 201-612-7415
Replay ID#411931

Important Cautions Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as "believes", "expects", "anticipates", "intends", "plans", "estimates", "should", "likely" or similar expressions, indicates a forward-looking statement. Forward-looking statements in this release include statements relating to the closing and effect of the Kauffman transaction, future production, costs, capital expenditures and projects, and other operational matters. These

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statements are subject to risks and  uncertainties  and are based on the beliefs
and  assumptions  of  management,   and  information   currently   available  to
management. Actual results could differ materially from a conclusion, forecast or projection in the forward-looking information. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Factors that could cause the Company's actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to: the success of the Company's exploration and development efforts; the price of oil and gas; the worldwide economic situation; changes in interest rates or inflation; willingness and ability of third parties to honor their contractual commitments; the Company's ability to raise additional capital, as it may be affected by current conditions in the stock market and competition in the oil and gas industry for risk capital; the Company's capital costs, which may be affected by delays or cost overruns; costs of production; environmental and other regulations, as the same presently exist or may later be amended; the Company's ability to identify, finance and integrate any future acquisitions; the volatility of the Company's stock price; and other risks and uncertainties set forth in the Company's filings with the SEC, which are incorporated by reference herein.

About Synergy Resources Corporation

Synergy Resources Corporation is a domestic oil and natural gas exploration and production company. Synergy's core area of operations is in the Denver-Julesburg Basin, which encompasses Colorado, Wyoming, Kansas, and Nebraska. The Company's corporate offices are located in Platteville, Colorado. More company news and information about Synergy Resources is available at www.syrginfo.com.

Company Contact:

Rhonda Sandquist
Synergy Resources Corporation
Tel (970) 737-1073
Email: rsandquist@syrginfo.com

Investor Relations Contact:

Jon Kruljac
Synergy Resources Corporation
Tel (303) 840-8166
Email: jkruljac@syrginfo.com
Source: Synergy Resources Corporation